Exhibit 99.1
Intel Corporation
2200 Mission College Blvd.
Santa Clara, CA 95054-1549
News Release
Intel Reports Fourth-Quarter and Full-Year 2022 Financial Results

News Summary
▪Fourth-quarter revenue was $14.0 billion, down 32 percent year-over-year (YoY) and down 28 percent YoY on a non-GAAP basis. Full-year revenue was $63.1 billion, down 20 percent YoY and down 16 percent YoY on a non-GAAP basis.
▪Fourth-quarter earnings (loss) per share (EPS) was $(0.16); non-GAAP EPS was $0.10. Full-year EPS was $1.94; non-GAAP EPS was $1.84.
▪Forecasting first-quarter 2023 revenue of $10.5 billion to $11.5 billion; expecting first-quarter EPS of $(0.80) (non-GAAP EPS of $(0.15)).
▪Declares quarterly cash dividend of $0.365 per share.

SANTA CLARA, Calif., Jan. 26, 2023 -- Intel Corporation today reported fourth-quarter and full-year 2022 financial results. The company also announced that its board of directors has declared a quarterly dividend of $0.365 per share on the company’s common stock, which will be payable on March 1, 2023, to shareholders of record as of February 7, 2023.

“Despite the economic and market headwinds, we continued to make good progress on our strategic transformation in Q4, including advancing our product roadmap and improving our operational structure and processes to drive efficiencies while delivering at the low-end of our guided range,” said Pat Gelsinger, Intel CEO. “In 2023, we will continue to navigate the short-term challenges while striving to meet our long-term commitments, including delivering leadership products anchored on open and secure platforms, powered by at-scale manufacturing and supercharged by our incredible team.”

“In the fourth quarter, we took steps to right-size the organization and rationalize our investments, prioritizing the areas where we can deliver the highest value for the long term,” said David Zinsner, Intel CFO. “These actions underpin our cost-reduction targets of $3 billion in 2023, and set the stage to achieve $8 billion to $10 billion by the end of 2025.”

Q4 2022 Financial Results

	GAAP			Non-GAAP
	Q4 2022	Q4 2021	vs. Q4 2021	Q4 2022	Q4 2021	vs. Q4 2021
Revenue ($B)	$14.0	$20.5	down 32%	$14.0^	$19.5	down 28%
Gross margin	39.2%	53.6%	down 14.5 ppts	43.8%	55.8%	down 12.1 ppts
R&D and MG&A ($B)	$6.2	$6.0	up 3%	$5.5	$5.4	up 3%
Operating margin (loss)	(8.1)%	24.3%	down 32.4 ppts	4.3%	28.2%	down 23.9 ppts
Tax rate	17.0%	11.0%	up 6 ppts	45.7%	11.7%	up 34.1 ppts
Net income (loss) ($B)	$(0.7)	$4.6	down 114%	$0.4	$4.7	down 92%
Earnings (loss) per share	$(0.16)	$1.13	down 114%	$0.10	$1.15	down 92%
In the fourth quarter, the company generated $7.7 billion in cash from operations and paid dividends of $1.5 billion.
Note: 2021 non-GAAP results excludes the NAND memory business. Intel completed the first closing of the divestiture on December 29, 2021. Full reconciliations between GAAP and non-GAAP measures are provided below.
^ No adjustment on a non-GAAP basis.

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Full-Year 2022 Financial Results

	GAAP			Non-GAAP
	2022	2021	vs. 2021	2022	2021	vs. 2021
Revenue ($B)	$63.1	$79.0	down 20%	$63.1^	$74.7	down 16%
Gross margin	42.6%	55.4%	down 12.8 ppts	47.3%	58.1%	down 10.8 ppts
R&D and MG&A ($B)	$24.5	$21.7	up 13%	$21.9	$19.2	up 14%
Operating margin	3.7%	24.6%	down 20.9 ppts	12.6%	32.4%	down 19.9 ppts
Tax rate	(3.2)%	8.5%	down 11.7 ppts	4.1%	8.7%	down 4.6 ppts
Net income ($B)	$8.0	$19.9	down 60%	$7.6	$21.7	down 65%
Earnings per share	$1.94	$4.86	down 60%	$1.84	$5.30	down 65%
For the full year, the company generated $15.4 billion in cash from operations and paid dividends of $6.0 billion.
Business Unit Summary
Intel previously announced several organizational changes to accelerate its execution and innovation by allowing it to capture growth in both large traditional markets and high-growth emerging markets. This includes the reorganization of Intel's business units to capture this growth and provide increased transparency, focus and accountability. As a result, the company modified its segment reporting in the first quarter of 2022 to align to the previously announced business reorganization. All prior-period segment data has been retrospectively adjusted to reflect the way the company internally manages and monitors operating segment performance starting in fiscal year 2022.

Business Unit Revenue and Trends	Q4 2022	vs. Q4 2021		2022	vs. 2021
Client Computing Group (CCG)	$6.6 billion	down	36%	$31.7 billion	down	23%
Data Center and AI (DCAI)	$4.3 billion	down	33%	$19.2 billion	down	15%
Network and Edge (NEX)	$2.1 billion	down	1%	$8.9 billion	up	11%
Mobileye	$565 million	up	59%	$1.9 billion	up	35%
Accelerated Computing Systems and Graphics (AXG)	$247 million	up	1%	$837 million	up	8%
Intel Foundry Services (IFS)	$319 million	up	30%	$895 million	up	14%
Business Highlights

▪Intel continues to make progress with its goal of achieving five nodes in four years and is on track to regain transistor performance and power performance leadership by 2025. Intel 7 is now in high-volume manufacturing for both client and server. Intel 4 is manufacturing-ready, with the Meteor Lake ramp expected in the second half of 2023. Intel 3 continues to progress and is on track. On Intel 20A and Intel 18A, Intel’s first internal test chips, and those of a major potential foundry customer, have taped out with products undergoing fabrication.
▪In the fourth quarter of 2022, CCG’s 13th Gen Intel® Core™ desktop processor family became available, starting with desktop “K” processors and the Intel® Z790 chipset. Additionally, in December 2022, in partnership with ASUS, Intel officially set a new world record for overclocking, pushing the 13th Gen Intel Core i9-13900K past the 9 gigahertz barrier for the first time ever.
▪In January 2023, DCAI launched its 4th Gen Intel® Xeon® Scalable processors (formerly code-named Sapphire Rapids) with the support of customers and partners such as Dell Technologies, Google Cloud, Hewlett Packard Enterprise, Lenovo, Microsoft Azure, NVIDIA and many others, and is ramping production to meet a strong backlog of demand.
▪NEX achieved a second consecutive year of double-digit revenue growth, hitting key product milestones with Intel® IPU E2000 (Mount Evans), Raptor Lake P&S, Alder Lake N and Sapphire Rapids.
Note: 2021 non-GAAP results excludes the NAND memory business. Intel completed the first closing of the divestiture on December 29, 2021. Full reconciliations between GAAP and non-GAAP measures are provided below.
^ No adjustment on a non-GAAP basis.

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▪AXG delivered record revenue for both the fourth quarter and full year. In January 2023, AXG launched the Intel® Xeon® CPU Max Series (formerly code-named Sapphire Rapids HBM) and the Intel® Data Center GPU Max Series (formerly code-named Ponte Vecchio). Intel also announced that with AXG’s flagship products now in production, the company is evolving AXG’s structure to accelerate and scale its impact and drive go-to-market strategies with a unified voice to customers. Accordingly, the consumer graphics teams will join CCG, and the accelerated computing teams will join DCAI.
▪IFS achieved record revenue for both the fourth quarter and full year, with active design engagements with seven of the 10 largest foundry customers. It also added a leading cloud, edge and data center solutions provider as a customer to Intel 3.
▪Intel completed the IPO of Mobileye, which achieved record revenue for both the fourth quarter and full year of 2022. Mobileye continued to execute well in its core advanced driver-assistance systems (ADAS) business, as it launched systems into 233 distinct vehicle models in 2022.

Business Outlook
Intel's guidance for the first quarter of 2023 includes both GAAP and non-GAAP estimates. Reconciliations between GAAP and non-GAAP financial measures are included below.*

Q1 2023	GAAP*	Non-GAAP*
	Approximately	Approximately
Revenue	$10.5-11.5 billion	$10.5-11.5 billion^
Gross margin	34.1%	39.0%
Tax rate	(84)%	13%
Earnings (loss) per share	$(0.80)	$(0.15)

Actual results may differ materially from Intel’s Business Outlook as a result of, among other things, the factors described under “Forward-Looking Statements” below.

*Effective January 2023, Intel increased the estimated useful life of certain production machinery and equipment from five years to eight years. When compared to the estimated useful life in place as of the end of 2022, Intel expects total depreciation expense in 2023 to reduce by roughly $4.2 billion, including an approximate $2.6 billion increase to gross profit, a $400 million decrease in R&D expenses and a $1.2 billion decrease in 2023 ending inventory values. Intel’s Q1 2023 outlook includes an estimated $350 million to $500 million benefit to operating margin or $0.07 to $0.10 benefit to EPS from this change, split approximately 75% to cost of sales and 25% to operating expenses. The change in depreciable life will not be counted toward the $3 billion in cost savings in 2023 or the $8 billion to $10 billion exiting 2025 communicated at Q3 2022 earnings.

Earnings Webcast
Intel will hold a public webcast at 2 p.m. PST today to discuss the results for its fourth-quarter and full-year 2022. The live public webcast can be accessed on Intel's Investor Relations website at www.intc.com. The corresponding earnings presentation and webcast replay will also be available on the site.

^ No adjustment on a non-GAAP basis.

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Forward-Looking Statements
Intel’s Business Outlook and other statements in this release that refer to future plans and expectations are forward-looking statements that involve a number of risks and uncertainties. Words such as "accelerate," "achieve," "adjust," "allow," "anticipates," "believes," "committed," "continues," "could," "deliver," "drive," "estimates," "expand," "expects," "focus," "forecast," "future," "goals," "grow," "guidance," "improve," "increasing," "manage," "may," "on-track," "opportunity," "outlook," "plan," "positioned," "potential," "progress," "ramp," "refocus," "regain," "sharpen," "should," "support," "will," "would," and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements that refer to or are based on estimates, forecasts, projections, uncertain events or assumptions, including statements relating to Intel's strategy and its anticipated benefits, including our IDM 2.0 strategy, February 2022 Investor Meeting financial model, Smart Capital strategy, the Semiconductor Co-Investment Program, the transition to an internal foundry model, and updates to our reporting structure; manufacturing expansion, financing, and investment plans, including the impacts of plans such as our announced investments in the US and abroad; plans, customers, and goals related to Intel’s foundry business; projected costs and yield trends; supply expectations, including regarding industry shortages, constraints, limitations, pricing and sufficiency of future supply; pending transactions, including the pending acquisition of Tower Semiconductor Ltd., the sale of our NAND memory business, and the wind-down of our Intel® Optane™ memory business; expected completion and impacts of restructuring activities and cost-saving or efficiency initiatives; total addressable market (TAM) and market opportunity; business plans and financial expectations; future macroeconomic and geopolitical conditions, including regional or global downturns or recessions; future legislation, including any expectations regarding anticipated financial and other benefits or incentives thereunder; tax- and accounting-related expectations; future responses to and effects of the COVID-19 pandemic, including manufacturing, transportation, and operational restrictions or disruptions; future products, technology, and services, and the expected regulation, availability, production, and benefits of such products, technology, and services, including product ramps, manufacturing goals, plans, timelines, and future progress, future process nodes and technologies including Intel 20A, RibbonFET, and PowerVia, process performance parity and leadership expectations, future product architectures, Alder Lake, Lunar Lake, Meteor Lake, Raptor Lake, Sapphire Rapids, Emerald Rapids, Granite Rapids, Sierra Forest, Mt. Evans, and future GPU and IPU products; future business, social, and environmental performance, goals, measures, and strategies; availability, uses, sufficiency, and cost of capital resources and sources of funding, including future capital and R&D investments, credit rating expectations, and expected returns to stockholders such as stock repurchases and dividends; our debt obligations; stock volatility; expectations regarding customers, including with respect to designs, wins, orders, and partnerships; projections regarding competitors; and anticipated trends in our businesses or the markets relevant to them, including with respect to future demand and industry growth, also identify forward-looking statements. All forward-looking statements included in this release are based on management's expectations as of the date of this release and, except as required by law, Intel disclaims any obligation to update these forward-looking statements to reflect future events or circumstances. Unless specifically indicated otherwise, the forward-looking statements in this release do not reflect the potential impact of any divestitures, mergers, acquisitions, or other business combinations that have not been completed as of the date of this release. Forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Intel presently considers the following to be among the important factors that can cause actual results to differ materially from the company's expectations.
▪Demand for Intel's products is highly variable and can differ from expectations due to factors including changes in business and economic conditions; customer confidence or income levels, and the levels of customer capital spending; the introduction, availability, and market acceptance of Intel's products, products used together with Intel products, and competitors' products; competitive and pricing pressures, including actions taken by competitors; supply constraints and other disruptions affecting customers; changes in customer order patterns or forecasts including order cancellations; changes in customer needs and emerging technology trends; and changes in the level of inventory and computing capacity at customers.
▪Intel's results can vary significantly from expectations based on capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; changes in revenue levels; segment product mix; the timing and execution of the manufacturing ramp and associated costs; excess or obsolete inventory; changes in unit costs; defects or disruptions in the supply of materials or resources, including as a result of ongoing industry shortages of components and substrates; suppliers extending lead times, experiencing capacity constraints, limiting or canceling supply, allocating supply to

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other customers including competitors, delaying or canceling deliveries or increasing prices, or other supply chain issues; product manufacturing quality/yields; and changes in capital requirements and investment plans. Variations in results can also be caused by the timing of Intel product introductions and related expenses, including marketing programs and Intel's ability to respond quickly to technological developments and to introduce new products or incorporate new features into existing products, as well as decisions to exit product lines or businesses, which have resulted and can result in restructuring and asset impairment charges.
▪Intel's results may be affected by factors that could cause the implementation of, and expected results from, our restructuring or cost-savings initiatives to differ from Intel's expectations. The expected cost savings resulting from these initiatives may not be realized and are subject to risks related to the timing and amount of related charges, local labor law requirements, and assumptions related to severance, post-retirement, and other costs. In addition, significant or prolonged turnover may negatively impact our operations and culture, as well as our ability to successfully maintain our processes and procedures, including due to the loss of historical, technical, and other expertise.
▪Intel's results can be affected by adverse economic, social, political, regulatory, and physical/infrastructure conditions in countries where Intel, its customers, or its suppliers operate, including recession or slowing growth, military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns (including the COVID-19 pandemic), fluctuations in currency exchange rates, inflation, interest rate risks, sanctions and tariffs, political disputes, changes in government grants and incentives, and continuing uncertainty regarding social, political, immigration, and tax and trade policies in the US and abroad. Results can also be affected by the formal or informal imposition by countries of new or revised export and/or import and doing-business regulations, including changes or uncertainty related to the US government entity list and changes in the ability to obtain export licenses, which can be changed without prior notice. For example, in response to Russia’s war with Ukraine, numerous countries and organizations have imposed financial and other sanctions and export controls against Russia and Belarus, while businesses, including the company, have limited or suspended Russian operations. Russia has likewise imposed currency restrictions and regulations and may further take retaliatory trade or other actions, including the nationalization of foreign businesses.
▪The COVID-19 pandemic has previously adversely affected significant portions of Intel's business and could have a material adverse effect on Intel's financial condition and results of operations. The pandemic has resulted in authorities imposing numerous measures to try to contain the virus, including manufacturing, transportation, and operational restrictions or disruptions, such as the Shanghai port shutdowns. These measures have impacted and may further impact our workforce and operations, the operations of our customers, and those of our respective vendors, suppliers, and partners. Restrictions on our manufacturing or support operations or workforce, or similar limitations for our vendors and suppliers, can impact our ability to meet customer demand and could have a material adverse effect on us. Restrictions or disruptions of transportation, or disruptions in our customers’ operations and supply chains, may adversely affect our results of operations. The pandemic has caused us to modify our business practices. There is no certainty that such measures will be sufficient to mitigate the risks posed by the virus, and illness and workforce disruptions could lead to unavailability of our key personnel and harm our ability to perform critical functions. The pandemic has also previously resulted in substantial economic uncertainty and volatility and disrupted historical patterns related to demand for our products and services. Demand for our products has been and could again be materially harmed in the future, and our ability to accurately predict future demand, trends, or other matters may be impacted. The degree to which COVID-19 impacts our results will depend on future developments, which are highly uncertain. The impact of the pandemic can also exacerbate other risks discussed in this section.
▪Intel operates in highly competitive industries and its operations have high costs that are either fixed or difficult to reduce in the short term. In addition, we have entered new areas and introduced adjacent products, such as our intention to become a major provider of foundry services, and we face new sources of

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competition and uncertain market demand or acceptance of our offerings with respect to these new areas and products, and they do not always grow as projected.
▪Intel's expected tax rate is based on current tax law, including current interpretations of the Tax Cuts and Jobs Act of 2017 (TCJA), and current expected income and can be affected by changes in interpretations of TCJA and other laws, such as the Inflation Reduction Act of 2022; changes in the volume and mix of profits earned and location of assets across jurisdictions with varying tax rates; changes in the estimates of credits, benefits, and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.
▪Intel's results can be affected by gains or losses from equity securities and interest and other, which can vary depending on gains or losses on the change in fair value, sale, exchange, or impairments of equity and debt investments, interest rates, cash balances, and changes in fair value of derivative instruments.
▪Product defects or errata (deviations from published specifications) can adversely impact our expenses, revenues, and reputation.
▪We or third parties regularly identify security vulnerabilities with respect to our processors and other products as well as the operating systems and workloads running on them. Security vulnerabilities and any limitations of, or adverse effects resulting from, mitigation techniques can adversely affect our results of operations, financial condition, customer relationships, prospects, and reputation in a number of ways, any of which may be material, including incurring significant costs related to developing and deploying updates and mitigations, writing down inventory value, a reduction in the competitiveness of our products, defending against product claims and litigation, responding to regulatory inquiries or actions, paying damages, addressing customer satisfaction considerations, or taking other remedial steps with respect to third parties. Adverse publicity about security vulnerabilities or mitigations could damage our reputation with customers or users and reduce demand for our products and services.
▪Cybersecurity incidents, whether or not successful, can affect Intel's results by causing us to incur significant costs or disrupting our operations or those of our customers and suppliers, and can result in reputational harm.
▪Intel's results can be affected by litigation or regulatory matters involving intellectual property, stockholder, consumer, chemicals, antitrust, commercial, disclosure, and other issues, as well as by the impact and timing of settlements and dispute resolutions. For example, in the first quarter of 2022, the General Court in the European Commission (EC) competition matter annulled the EC's findings against Intel regarding rebates, as well as the fine previously imposed on and paid by Intel. $1.2 billion was returned to Intel in February 2022, and the EC has appealed this decision to the Court of Justice.
▪Intel's results can be affected by the impact and timing of closing of acquisitions, divestitures, and other significant transactions, such as the pending acquisition of Tower Semiconductor Inc. In addition, these transactions do not always achieve our financial or strategic objectives and can disrupt our ongoing business and adversely impact our results of operations. We may not realize the expected benefits of portfolio decisions due to numerous risks, including unfavorable prices and terms; changes in market conditions; changes in applicable laws; limitations due to regulatory or governmental approvals, contractual terms, or other conditions; and potential continued financial obligations associated with such transactions.

Detailed information regarding these and other factors that could affect Intel's business and results is included in Intel's SEC filings, including the company's most recent reports on Forms 10-K and 10-Q, particularly the "Risk Factors" sections of those reports. Copies of these filings may be obtained by visiting our Investor Relations website at www.intc.com or the SEC's website at www.sec.gov.

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About Intel
Intel (Nasdaq: INTC) is an industry leader, creating world-changing technology that enables global progress and enriches lives. Inspired by Moore’s Law, we continuously work to advance the design and manufacturing of semiconductors to help address our customers’ greatest challenges. By embedding intelligence in the cloud, network, edge and every kind of computing device, we unleash the potential of data to transform business and society for the better. To learn more about Intel’s innovations, go to newsroom.intel.com and intel.com.
© Intel Corporation. Intel, the Intel logo, and other Intel marks are trademarks of Intel Corporation or its subsidiaries. Other names and brands may be claimed as the property of others.

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Intel Corporation
Consolidated Statements of Income and Other Information

	Three Months Ended		Twelve Months Ended
(In Millions, Except Per Share Amounts; unaudited)	Dec 31, 2022	Dec 25, 2021	Dec 31, 2022	Dec 25, 2021
Net revenue	$14,042	$20,528	$63,054	$79,024
Cost of sales	8,542	9,519	36,188	35,209
Gross margin	5,500	11,009	26,866	43,815
Research and development	4,464	4,049	17,528	15,190
Marketing, general and administrative	1,706	1,942	7,002	6,543
Restructuring and other charges	462	29	2	2,626
Operating expenses	6,632	6,020	24,532	24,359
Operating income (loss)	(1,132)	4,989	2,334	19,456
Gains (losses) on equity investments, net	186	359	4,268	2,729
Interest and other, net	150	(154)	1,166	(482)
Income (loss) before taxes	(796)	5,194	7,768	21,703
Provision for (benefit from) taxes	(135)	571	(249)	1,835
Net income (loss)	(661)	4,623	8,017	19,868
Less: Net income attributable to non-controlling interests	3	—	3	—
Net income (loss) attributable to Intel	$(664)	$4,623	$8,014	$19,868

Earnings (loss) per share attributable to Intel—basic	$(0.16)	$1.14	$1.95	$4.89
Earnings (loss) per share attributable to Intel—diluted	$(0.16)	$1.13	$1.94	$4.86

Weighted average shares of common stock outstanding:
Basic	4,133	4,069	4,108	4,059
Diluted	4,133	4,095	4,123	4,090

	Three Months Ended
(In Millions)	Dec 31, 2022	Dec 25, 2021
Earnings per share of common stock information:
Weighted average shares of common stock outstanding—basic	4,133	4,069
Dilutive effect of employee equity incentive plans	—	26
Weighted average shares of common stock outstanding—diluted	4,133	4,095

Other information:
Employees (in thousands)	131.9	121.1

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Intel Corporation
Consolidated Balance Sheets

(In Millions, Except Par Value; Unaudited)	Dec 31, 2022	Dec 25, 2021
Assets
Current assets:
Cash and cash equivalents	$11,144	$4,827
Short-term investments	17,194	24,426
Accounts receivable	4,133	9,457
Inventories
Raw materials	1,517	1,441
Work in process	7,565	6,656
Finished goods	4,142	2,679
	13,224	10,776
Assets held for sale	45	6,942
Other current assets	4,667	2,130
Total current assets	50,407	58,558

Property, plant and equipment, net	80,860	63,245
Equity investments	5,912	6,298
Goodwill	27,591	26,963
Identified intangible assets, net	6,018	7,270
Other long-term assets	11,315	6,072
Total assets	$182,103	$168,406

Liabilities and stockholders' equity
Current liabilities:
Short-term debt	$4,367	$4,591
Accounts payable	9,595	5,747
Accrued compensation and benefits	4,084	4,535
Income taxes payable	2,251	1,076
Other accrued liabilities	11,858	11,513
Total current liabilities	32,155	27,462

Debt	37,684	33,510
Long-term income taxes payable	3,796	4,305
Deferred income taxes	202	2,667
Other long-term liabilities	4,980	5,071
Stockholders' equity:
Preferred stock, $0.001 par value, 50 shares authorized; none issued	—	—
Common stock, $0.001 par value, 10,000 shares authorized; 4,137 shares issued and outstanding (4,070 issued and outstanding in 2021) and capital in excess of par value	31,580	28,006
Accumulated other comprehensive income (loss)	(562)	(880)
Retained earnings	70,405	68,265
Total Intel stockholders' equity	101,423	95,391
Non-controlling interests	1,863	—
Total stockholders' equity	103,286	95,391
Total liabilities and stockholders' equity	$182,103	$168,406

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Intel Corporation
Consolidated Statements of Cash Flows

	Twelve Months Ended
(In Millions; unaudited)	Dec 31, 2022	Dec 25, 2021

Cash and cash equivalents, beginning of period	$4,827	$5,865
Cash flows provided by (used for) operating activities:
Net income	8,017	19,868
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,128	9,953
Share-based compensation	3,128	2,036
Restructuring and other charges	1,074	2,626
Amortization of intangibles	1,907	1,839
(Gains) losses on equity investments, net	(4,254)	(1,458)
(Gains) losses on divestitures	(1,059)	—
Changes in assets and liabilities:
Accounts receivable	5,327	(2,674)
Inventories	(2,436)	(2,339)
Accounts payable	(29)	1,190
Accrued compensation and benefits	(1,533)	515
Prepaid customer supply agreements	(24)	(1,583)
Income taxes	(4,535)	(441)
Other assets and liabilities	(1,278)	(76)
Total adjustments	7,416	9,588
Net cash provided by operating activities	15,433	29,456
Cash flows provided by (used for) investing activities:
Additions to property, plant and equipment	(24,844)	(18,733)
Additions to held for sale NAND property, plant and equipment	(206)	(1,596)
Purchases of short-term investments	(43,647)	(40,554)
Maturities and sales of short-term investments	48,730	35,299
Purchases of equity investments	(510)	(613)
Sales of equity investments	4,961	581
Proceeds from divestitures	6,579	—
Other investing	(1,540)	1,167
Net cash used for investing activities	(10,477)	(24,449)
Cash flows provided by (used for) financing activities:
Issuance of commercial paper, net of issuance costs	3,945	—
Payments on finance leases	(345)	—
Partner contributions	874	—
Proceeds from Mobileye IPO	1,032	—
Issuance of term debt, net of issuance costs	6,548	4,974
Repayment of term debt and debt conversions	(4,984)	(2,500)
Proceeds from sales of common stock through employee equity incentive plans	977	1,020
Repurchase of common stock	—	(2,415)
Payment of dividends to stockholders	(5,997)	(5,644)
Other financing	(689)	(1,480)
Net cash provided by (used for) financing activities	1,361	(6,045)
Net increase (decrease) in cash and cash equivalents	6,317	(1,038)
Cash and cash equivalents, end of period	$11,144	$4,827

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Intel Corporation
Supplemental Operating Segment Results

	Three Months Ended		Twelve Months Ended
(In Millions)	Dec 31, 2022	Dec 25, 2021	Dec 31, 2022	Dec 25, 2021
Operating segment revenue:
Client Computing
Desktop	$2,509	$3,756	$10,661	$12,437
Notebook	3,663	5,809	18,783	25,443
Other	453	738	2,264	3,187
	6,625	10,303	31,708	41,067

Data Center and AI	4,304	6,426	19,196	22,691
Network and Edge	2,061	2,086	8,873	7,976
Mobileye	565	356	1,869	1,386
Accelerated Computing Systems and Graphics	247	245	837	774
Intel Foundry Services	319	245	895	786
All other	30	1,033	196	5,019
Total operating segment revenue	$14,151	$20,694	$63,574	$79,699

Operating income (loss):
Client Computing	$699	$3,795	$6,266	$15,704
Data Center and AI	371	2,350	2,288	8,439
Network and Edge	58	352	740	1,711
Mobileye	210	123	690	554
Accelerated Computing Systems and Graphics	(441)	(641)	(1,716)	(1,207)
Intel Foundry Services	(31)	3	(320)	(23)
All other	(1,998)	(993)	(5,614)	(5,722)
Total operating income (loss)	$(1,132)	$4,989	$2,334	$19,456
The following table presents intersegment revenue before eliminations:

Total operating segment revenue	$14,151	$20,694	$63,574	$79,699
Less: Accelerated Computing Systems and Graphics intersegment revenue	(109)	(166)	(520)	(675)
Total net revenue	$14,042	$20,528	$63,054	$79,024

Intel/Page 12
We derive a substantial majority of our revenue from our principal products that incorporate various components and technologies, including a microprocessor and chipset, a stand-alone system-on-chip or a multichip package, which are based on Intel architecture.
Revenue for our reportable and non-reportable operating segments is primarily related to the following product lines:
▪CCG includes products designed for end-user form factors, focusing on higher growth segments of 2 in 1, thin-and-light, commercial and gaming, and growing other products such as connectivity and graphics.
▪DCAI includes a broad portfolio of central processing units (CPUs), domain-specific accelerators and field programmable gate arrays (FPGAs), designed to empower data center and hyperscale solutions for diverse computing needs.
▪NEX includes programmable platforms and high-performance connectivity and compute solutions designed for market segments such as cloud networking, telecommunications networks, on-premises edge, software and platforms.
▪Mobileye includes the development and deployment of advanced driver-assistance systems (ADAS) and autonomous driving technologies and solutions.
▪AXG includes CPUs for high performance computing (HPC) and graphic process units (GPUs) targeted for a range of workloads and platforms from gaming and content creation to HPC and artificial intelligence (AI) in the data center.
▪IFS provides differentiated full stack solutions including wafer fabrication, packaging, chiplet standard and software.
We have sales and marketing, manufacturing, engineering, finance and administration groups. Expenses for these groups are generally allocated to the operating segments.
We have an "all other" category that includes revenue, expenses and charges such as:
▪historical results of operations from divested businesses;
▪results of operations of start-up businesses that support our initiatives;
▪amounts included within restructuring and other charges;
▪employee benefits, compensation, impairment charges and other expenses not allocated to the operating segments (beginning the first quarter of 2022, this includes all of our stock-based compensation); and
▪acquisition-related costs, including amortization and any impairment of acquisition-related intangibles and goodwill.

Intel/Page 13
Intel Corporation
Explanation of Non-GAAP Measures
In addition to disclosing financial results in accordance with US GAAP, this document contains references to the non-GAAP financial measures below. We believe these non-GAAP financial measures provide investors with useful supplemental information about our operating performance, enable comparison of financial trends and results between periods where certain items may vary independent of business performance, and allow for greater transparency with respect to key metrics used by management in operating our business and measuring our performance. These non-GAAP financial measures are used in our performance-based RSUs and our cash bonus plans.
Starting in the first quarter of 2022, we incrementally exclude from our non-GAAP results share-based compensation and all gains and losses on equity investments. The adjustment for all gains and losses on equity investments includes the ongoing mark-to-market adjustments previously excluded from our non-GAAP results.
Our non-GAAP financial measures reflect adjustments based on one or more of the following items, as well as the related income tax effects where applicable. Income tax effects have been calculated using an appropriate tax rate for each adjustment, as applicable. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with US GAAP, and the financial results calculated in accordance with US GAAP and reconciliations from these results should be carefully evaluated.

Non-GAAP adjustment or measure	Definition	Usefulness to management and investors
NAND memory business
We completed the first closing of the divestiture of our NAND memory business to SK hynix on December 29, 2021 and fully deconsolidated our ongoing interests in the NAND OpCo Business in the first quarter of 2022.

We exclude the impact of our NAND memory business in certain non-GAAP measures. While the second closing of the sale is still pending and subject to closing conditions, we deconsolidated this business in Q1 2022 and management does not view the historical results of the business as a part of our core operations. We believe these adjustments provide investors with a useful view, through the eyes of management, of our core business model and how management currently evaluates core operational performance. In making these adjustments, we have not made any changes to our methods for measuring and calculating revenue or other financial statement amounts.

Acquisition-related adjustments	Amortization of acquisition-related intangible assets consists of amortization of intangible assets such as developed technology, brands, and customer relationships acquired in connection with business combinations. Charges related to the amortization of these intangibles are recorded within both cost of sales and MG&A in our US GAAP financial statements. Amortization charges are recorded over the estimated useful life of the related acquired intangible asset, and thus are generally recorded over multiple years.	We exclude amortization charges for our acquisition-related intangible assets for purposes of calculating certain non-GAAP measures because these charges are inconsistent in size and are significantly impacted by the timing and valuation of our acquisitions. These adjustments facilitate a useful evaluation of our current operating performance and comparison to our past operating performance and provide investors with additional means to evaluate cost and expense trends.
Share-based compensation	Share-based compensation consists of charges related to our employee equity incentive plans.	We exclude charges related to share-based compensation for purposes of calculating certain non-GAAP measures because we believe these adjustments provide better comparability to peer company results and because these charges are not viewed by management as part of our core operating performance. We believe these adjustments provide investors with a useful view, through the eyes of management, of our core business model, how management currently evaluates core operational performance, and additional means to evaluate expense trends, including in comparison to other peer companies.

Intel/Page 14

Non-GAAP adjustment or measure	Definition	Usefulness to management and investors
Patent settlement
A portion of the charge from our IP settlements represents a catch-up of cumulative amortization that would have been incurred for the right to use the related patents in prior periods. This charge related to prior periods is excluded from our non-GAAP results; amortization related to the right to use the patents in the current and ongoing periods is included.

We exclude the catch-up charge related to prior periods for purposes of calculating certain non-GAAP measures because this adjustment facilitates comparison to past operating results and provides a useful evaluation of our current operating performance.

Optane inventory impairment	Beginning in 2022, we initiated the wind-down of our Intel Optane memory business.
We exclude these impairments for purposes of calculating certain non-GAAP measures because these charges do not reflect our current operating performance. This adjustment facilitates a useful evaluation of our current operating performance and comparisons to past operating results.

Restructuring and other charges	Restructuring charges are costs associated with a formal restructuring plan and are primarily related to employee severance and benefit arrangements. Other charges include a benefit in Q1 2022 related to the annulled EC fine, a charge in Q1 2021 related to the VLSI litigation, periodic goodwill and asset impairments, certain pension charges, and costs associated with restructuring activity.	We exclude restructuring and other charges, including any adjustments to charges recorded in prior periods, for purposes of calculating certain non-GAAP measures because these costs do not reflect our core operating performance. These adjustments facilitate a useful evaluation of our core operating performance and comparisons to past operating results and provide investors with additional means to evaluate expense trends.
(Gains) losses on equity investments, net	(Gains) losses on equity investments, net consists of ongoing mark-to-market adjustments on marketable equity securities, observable price adjustments on non-marketable equity securities, related impairment charges, and the sale of equity investments and other.	We exclude these non-operating gains and losses for purposes of calculating certain non-GAAP measures because it provides better comparability between periods. The exclusion reflects how management evaluates the core operations of the business.
Gains (losses) from divestiture	Gains (losses) are recognized at the close of a divestiture, or over a specified deferral period when deferred consideration is received at the time of closing. Based on our ongoing obligation under the NAND wafer manufacturing and sale agreement entered into in connection with the first closing of the sale of our NAND memory business on December 29, 2021, a portion of the initial closing consideration was deferred and will be recognized between first and second closing.	We exclude gains or losses resulting from divestitures for purposes of calculating certain non-GAAP measures because they do not reflect our current operating performance. These adjustments facilitate a useful evaluation of our current operating performance and comparisons to past operating results.
Tax Reform	Adjustments for Tax Reform reflect the impact of a change in tax law from 2017 Tax Reform related to the capitalization of R&D costs.
We exclude the impacts of this 2022 change in US tax treatment of R&D costs for purposes of calculating certain non-GAAP measures as we believe these adjustments facilitate a better evaluation of our current operating performance and comparison to past operating results.

Adjusted free cash flow	We reference a non-GAAP financial measure of adjusted free cash flow, which is used by management when assessing our sources of liquidity, capital resources, and quality of earnings. Adjusted free cash flow is operating cash flow adjusted for 1) additions to property, plant and equipment, net of proceeds from capital grants and partner contributions, 2) payments on finance leases, and 3) proceeds from the McAfee equity sale.
This non-GAAP financial measure is helpful in understanding our capital requirements and sources of liquidity by providing an additional means to evaluate the cash flow trends of our business. Since the 2017 divestiture, McAfee equity distributions and sales have contributed to operating and free cash flow, and while the McAfee equity sale in Q1 2022 would typically be excluded from adjusted free cash flow as an equity sale, we believe including the sale proceeds in adjusted free cash flow facilitate a better, more consistent comparison to past presentations of liquidity.

Intel/Page 15
Intel Corporation
Supplemental Reconciliations of GAAP Actuals to Non-GAAP Actuals
Set forth below are reconciliations of the non-GAAP financial measure to the most directly comparable US GAAP financial measure. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with US GAAP, and the reconciliations from US GAAP to Non-GAAP actuals should be carefully evaluated. Please refer to "Explanation of Non-GAAP Measures" in this document for a detailed explanation of the adjustments made to the comparable US GAAP measures, the ways management uses the non-GAAP measures, and the reasons why management believes the non-GAAP measures provide useful information for investors.

	Three Months Ended		Twelve Months Ended
(In Millions, Except Per Share Amounts)	Dec 31, 2022	Dec 25, 2021	Dec 31, 2022	Dec 25, 2021
GAAP net revenue	$14,042	$20,528	$63,054	$79,024
NAND memory business	—	(996)	—	(4,306)
Non-GAAP net revenue	$14,042	$19,532	$63,054	$74,718
GAAP gross margin	$5,500	$11,009	$26,866	$43,815
Acquisition-related adjustments	329	335	1,341	1,283
Share-based compensation	152	77	660	347
Patent settlement	—	—	204	—
Optane inventory impairment	164	—	723	—
NAND memory business	—	(518)	—	(1,995)
Non-GAAP gross margin	$6,145	$10,903	$29,794	$43,450
GAAP gross margin percentage	39.2%	53.6%	42.6%	55.4%
Acquisition-related adjustments	2.3%	1.6%	2.1%	1.6%
Share-based compensation	1.1%	0.4%	1.0%	0.4%
Patent settlement	—%	—%	0.3%	—%
Optane inventory impairment	1.2%	—%	1.1%	—%
NAND memory business	—%	0.2%	—%	0.6%
Non-GAAP gross margin percentage[1]	43.8%	55.8%	47.3%	58.1%
GAAP R&D and MG&A	$6,170	$5,991	$24,530	$21,733
Acquisition-related adjustments	(43)	(52)	(185)	(209)
Share-based compensation	(584)	(372)	(2,468)	(1,689)
NAND memory business	—	(164)	—	(626)
Non-GAAP R&D and MG&A	$5,543	$5,403	$21,877	$19,209
GAAP operating income (loss)	$(1,132)	$4,989	$2,334	$19,456
Acquisition-related adjustments	372	387	1,526	1,492
Share-based compensation	736	449	3,128	2,036
Patent settlement	—	—	204	—
Optane inventory impairment	164	—	723	—
Restructuring and other charges	462	29	2	2,626
NAND memory business	—	(354)	—	(1,369)
Non-GAAP operating income	$602	$5,500	$7,917	$24,241
GAAP operating margin (loss)	(8.1)%	24.3%	3.7%	24.6%
Acquisition-related adjustments	2.6%	1.9%	2.4%	1.9%
Share-based compensation	5.2%	2.2%	5.0%	2.6%
Patent settlement	—%	—%	0.3%	—%
Optane inventory impairment	1.2%	—%	1.1%	—%
Restructuring and other charges	3.3%	0.1%	—%	3.3%
NAND memory business	—%	(0.5)%	—%	(0.1)%
Non-GAAP operating margin[1]	4.3%	28.2%	12.6%	32.4%
[1] Our reconciliations of GAAP to non-GAAP prior year gross margin and operating margin (loss) percentage reflect the exclusion of our NAND memory business from net revenue.

Intel/Page 16

	Three Months Ended		Twelve Months Ended
(In Millions, Except Per Share Amounts)	Dec 31, 2022	Dec 25, 2021	Dec 31, 2022	Dec 25, 2021
GAAP tax rate	17.0%	11.0%	(3.2)%	8.5%
Tax Reform	16.5%	—%	10.6%	—%
Income tax effects	12.2%	0.7%	(3.3)%	0.2%
Non-GAAP tax rate	45.7%	11.7%	4.1%	8.7%
GAAP net income (loss)[1]	$(661)	$4,623	$8,017	$19,868
Acquisition-related adjustments	372	387	1,526	1,492
Share-based compensation	736	449	3,128	2,035
Patent settlement	—	—	204	—
Optane inventory impairment	164	—	723	—
Restructuring and other charges	462	29	2	2,626
(Gains) losses on equity investments, net	(186)	(359)	(4,268)	(2,729)
(Gains) losses from divestiture	(26)	—	(1,166)	—
NAND memory business	—	(354)	—	(1,369)
Tax Reform	(267)	—	(834)	—
Income tax effects	(200)	(52)	262	(232)
Non-GAAP net income	$394	$4,723	$7,594	$21,691

GAAP earnings (loss) per share—diluted[1]	$(0.16)	$1.13	$1.94	$4.86
Acquisition-related adjustments	0.09	0.09	0.37	0.36
Share-based compensation	0.18	0.11	0.76	0.50
Patent settlement	—	—	0.05	—
Optane inventory impairment	0.04	—	0.18	—
Restructuring and other charges	0.11	0.01	—	0.64
(Gains) losses on equity investments, net	(0.04)	(0.09)	(1.04)	(0.67)
(Gains) losses from divestiture	(0.01)	—	(0.28)	—
NAND memory business	—	(0.08)	—	(0.33)
Tax Reform	(0.06)	—	(0.20)	—
Income tax effects	(0.05)	(0.02)	0.06	(0.06)
Non-GAAP earnings per share—diluted	$0.10	$1.15	$1.84	$5.30
[1] For the three months and year ended December 31, 2022, the impact of non-controlling interest to our non-GAAP adjustments is insignificant and thus is not included in our reconciliation of non-GAAP measures.

	Three Months Ended	Twelve Months Ended
(In Millions)	Dec 31, 2022	Dec 31, 2022
GAAP cash from operations	$7,703	$15,433
Net additions to property, plant and equipment	(4,635)	(23,724)
Payments on finance leases	(4)	(345)
Sale of equity investment	—	4,561
Adjusted free cash flow	$3,064	$(4,075)
GAAP cash provided by investing activities	$(3,431)	$(10,477)
GAAP cash used for financing activities	$2,343	$1,361

Intel/Page 17
Intel Corporation
Supplemental Reconciliations of GAAP Outlook to Non-GAAP Outlook
Set forth below are reconciliations of the non-GAAP financial measure to the most directly comparable US GAAP financial measure. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with US GAAP, and the financial outlook prepared in accordance with US GAAP and the reconciliations from this Business Outlook should be carefully evaluated.
Please refer to "Explanation of Non-GAAP Measures" in this document for a detailed explanation of the adjustments made to the comparable US GAAP measures, the ways management uses the non-GAAP measures, and the reasons why management believes the non-GAAP measures provide useful information for investors.
Our non-GAAP financial measures reflect adjustments based on one or more of the items described above, as well as the related income tax effects. Beginning in 2023, income tax effects are calculated using the same fixed long-term projected tax rate across all adjustments. We project this long-term non-GAAP tax rate on an annual basis using a five-year non-GAAP financial projection that excludes the income tax effects of each adjustment. The projected non-GAAP tax rate also considers factors such as our expected tax structure, our tax positions in various jurisdictions, and key legislation in significant jurisdictions where we operate. This long-term non-GAAP tax rate may be subject to change for a variety of reasons, including the rapidly evolving global tax environment, significant changes in our geographic earnings mix, or changes to our strategy or business operations. Prospectively, we believe this approach will facilitate comparison of our operating results and provide useful evaluation of our current operating performance. As described in our explanation of non-GAAP measures above, and consistent with the use of our other non-GAAP adjustments, beginning in 2023 management uses this non-GAAP tax rate in managing internal short- and long-term operating plans and in evaluating our performance.

Q1 2023 Outlook
Approximately
GAAP gross margin	34.1%
Acquisition-related adjustments	3.3%
Share-based compensation	1.6%
Non-GAAP gross margin	39.0%

GAAP tax rate	(84)%
Income tax effects	97%
Non-GAAP tax rate	13%

GAAP earnings (loss) per share—diluted[1]	$(0.80)
Acquisition-related adjustments	0.11
Share-based compensation	0.20
Restructuring and other charges	(0.03)
(Gains) losses on equity investments, net	(0.01)
(Gains) losses from divestiture	(0.01)
Income tax effects	0.39
Non-GAAP earnings (loss) per share—diluted	$(0.15)
[1] The impact of non-controlling interest to our non-GAAP adjustments in Q1 2023 is expected to be insignificant and thus is not included in our reconciliation of non-GAAP measures. Outlook contemplates the change in depreciable life from 5 to 8 years and a fixed long-term projected non-GAAP tax rate.